State of Delaware
Secretary of State
Division of Corporations
Delivered 09:24 AM 09/03/2025
FILED 09:24 AM 09/03/2025
SR 20253857362 - File Number 6641951

CERTIFICATE OF DESIGNATION OF THE SERIES B PREFERRED STOCK OF NETBRANDS CORP.

Paul Adler, the undersigned officer of NetBrands Corp, a Delaware corporation (the "Corporation") pursuant to Section 151 and Section 103 of the General Corporation Law of the State of Delaware, does hereby state and certify that pursuant to the authority vested in the Board of Directors (the "Board") of the Corporation by the Certificate of Incorporation, as amended, the Board on September 2, 2025, duly adopted the resolution creating a series of one (1) share of preferred stock designated the Series B Preferred Stock:

RESOLVED, that pursuant to the authority vested in the Board, in accordance with provisions of the Certificate of Incorporation, as amended, a series of preferred stock of the Corporation be and it hereby is created, and that the designation and thereof and voting powers, preferences and relative, participating, optional, and other special rights of the shares of such series and the qualifications, limitations or restrictions thereof are as follows:

SECTION 1. *Designation.*

A series of the Corporation's Preferred Stock is designated as "Series B Preferred Stock" (the ***"Series B Preferred Stock")*** and the maximum number of shares of Series B Preferred Stock shall be twenty five thousand (25,000).

SECTION 2. *Voting and Dividend Rights.* Except where required by law, the Series B Preferred Stock shall have no voting rights and shall not be entitled to receive any dividends.

SECTION 3. *Protective Provisions.* So long as any shares of Series B Preferred Stock are outstanding, the Corporation shall not, without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least a majority of the then outstanding shares of Series B Preferred Stock, voting as a separate class:

(a) change or modify the rights, preferences or other terms of the Series B Preferred Stock, or increase or decrease the number of authorized shares of Series B Preferred Stock;

(b) authorize or effect any transaction constituting a Deemed Liquidation (as defined in this subparagraph) under the Articles, or any other merger or consolidation of the Corporation without 30 days notice to the holders of Series B Preferred Stock;

(c) declare or pay any dividends or make any other distribution with

respect to any class or series of capital stock (unless approved by the Board of Directors, including the Series B Director);

(d) redeem, repurchase or otherwise acquire (or pay into or set aside for a sinking fund for such purpose) any outstanding shares of capital stock (other than the repurchase of shares of common stock from employees, consultants or other service providers pursuant to agreements approved by the Board of Directors under which the Corporation has the option to repurchase such shares at no greater than original cost upon the occurrence of certain events, such as the termination of employment) (unless approved by the Board of Directors, including the Series A Director);

SECTION 4. *Conversion Provisions of Series B Preferred Stock.* Each share of Series B Preferred Stock shall be convertible into one thousand (1,000) fully paid and non-assessable shares of Common Stock as they were constituted on the day of the issuance of such Series B Preferred Stock at the option of the holder thereof at any time upon written notice to the Corporation, or if the Corporation so elects, the transfer agent of the Corporation.

SECTION 5. *Certain Definitions.* As used in this Certificate of Designation, the following capitalized terms shall have the meanings ascribed thereto below:

(a) ***"Deemed Liquidation"*** shall mean: (1) the closing of the sale, transfer or other disposition of all or substantially all of the Corporation's assets (including an irrevocable or exclusive license with respect to all or substantially all of the Corporation's intellectual property); (2) the consummation of a merger, share exchange or consolidation with or into any other corporation, limited liability company or other entity (except one in which the holders of capital stock of the Corporation as constituted immediately prior to such merger, share exchange or consolidation continue to hold at least *50%* of the voting power of the capital stock of the Corporation or the surviving or acquiring entity (or its parent entity)), (3) authorizing or effecting any transaction liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, provided, however, that none of the following shall be considered a Deemed Liquidation: (A) a merger effected exclusively for the purpose of changing the domicile of the Corporation, or (B) a transaction or other event deemed to be exempt from the definition of a Deemed Liquidation by the holders of at least a majority of the then outstanding Series A Preferred Stock.

(b) "Transfer" means (i) any sale, assignment, gift, transfer, hypothecation, encumbrance on, or other disposition of any securities or any right, power or interest therein or appurtenant thereto, directly or indirectly, whether voluntarily, by operation of law, under court order, foreclosure of a security interest, execution of a judgment or other legal process, or otherwise, including a purported transfer to or from a trustee in bankruptcy, a receiver, an assignee for the benefit of creditors and/or an assignment to a trust, spouse or family member, or (ii) any grant of an option, warrant or right to do the foregoing whether as of right, after lapse of time or upon fulfillment of condition, or otherwise.

SECTION 6. *Amendments.* This Certificate of Designation shall not be amended without the consent of a majority in interest of the holders of Series B Preferred Stock.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designation

to be signed by its duly authorized officer on September 2, 2025.

NETBRANDS CORP.

By: Paul Adler
Paul Adler, CEO